Exhibit 10.35

CONFIDENTIAL/PERSONAL
Rajesh Vashist Zekeringstraat 21
Amsterdam, 1014 BM

March 18, 2026

RE: Extension of temporary assignment to SiTime Netherlands, B.V.

Dear Rajesh Vashist:

Kindly be informed that your assignment to SiTime Netherlands, B.V., in Delft, the Netherlands, ending on December 31, 2025, will be extended.

Subject to your ability to reside and work in the Netherlands (i.e., you are in possession of the necessary residence and work permit), your transfer to SiTime Netherlands, B.V. shall be extended from December 31, 2025 to December 31, 2026.

All details in your original agreement will remain in place, this letter is only to extend your assignment date to December 31, 2026.

I remain available to answer any questions you may have regarding the content of this letter.
Sincerely,
/s/ Elizabeth A. Howe
Elizabeth A. Howe
Executive Vice President,
Finance & Chief Financial Officer